Sub-Item 77M
Mergers
333-207814, 811-23112
On July 18, 2016, Janus Velocity Tail Risk Hedged Large Cap
ETF ("TRSK") was the surviving fund in a reorganization. As the result of the reorganization of Janus Velocity Tail Risk Hedged
Large Cap ETF ("TRSK Predecessor"), a series of the ALPS ETF
Trust, into TRSK, a series of Janus Detroit Street Trust (the
"Trust"), all of the assets and liabilities of TRSK Predecessor were transferred to TRSK.

On July 18, 2016, Janus Velocity Volatility Hedged Large Cap
ETF ("SPXH") was the surviving fund in a reorganization. As the result of the reorganization of Janus Velocity Volatility Hedged Large Cap ETF ("SPXH Predecessor"), a series of the ALPS ETF Trust, into TRSK, a series of the Trust, all of the assets and liabilities of SPXH Predecessor were transferred to SPXH.

The circumstances and details of the reorganizations are contained in the June 8, 2016 SEC Filing, Conformed Submission
Type N-14/A, accession number 001193125-16-616676 (File  No.
333-210527) and such filing is herein incorporated by reference as an exhibit to the Sub-Item 77M of Form N-SAR.